Exhibit (d)(11)

TENDER AGREEMENT

Dated as of December 15, 2013

among

VALEANT PHARMACEUTICALS INTERNATIONAL,

SAPPHIRE SUBSIDIARY CORP.

and

ERIC STANG

TABLE OF CONTENTS

ARTICLE I

AGREEMENT TO TENDER

Section 1.1	Agreement to Tender	1

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Section 2.1	Authority	2
Section 2.2	Ownership of Subject Securities	2
Section 2.3	Consents and Approvals; No Violation	2
Section 2.4	Absence of Litigation	3
Section 2.5	No Finder’s Fees	3
Section 2.6	Acknowledgement	3

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 3.1	Organization	3
Section 3.2	Corporate Authorization; Validity of Agreement; Necessary Action	3
Section 3.3	Consents and Approvals; No Violation	4

ARTICLE IV

COVENANTS OF COMPANY STOCKHOLDER

Section 4.1	Restriction on Transfer and Non-Interference	4
Section 4.2	Stop Transfer	5
Section 4.3	Appraisal Rights	5
Section 4.4	Additional Securities	5
Section 4.5	Documentation and Information	5
Section 4.6	Public Announcements	6
Section 4.7	No Solicitation	6

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TENDER AGREEMENT

This TENDER AGREEMENT, dated as of December 15, 2013 (this “Agreement”), is among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Sapphire Subsidiary Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Eric Stang (“Company Stockholder”).

WHEREAS, as of the date of this Agreement, Company Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 promulgated under the Exchange Act) of certain shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Solta Medical, Inc., a Delaware corporation (the “Company”) (all such shares of Company Common Stock together with all shares of Company Common Stock acquired by Company Stockholder after the date hereof, the “Subject Shares”) and all Company Options, if any, beneficially owned by Company Stockholder as of the date hereof together with all Company Options acquired by Company Stockholder after the date hereof (the “Subject Options” and together with Subject Shares, the “Subject Securities”); provided, that none of the Subject Options shall be considered “Subject Shares” prior to their exercise, and all shares of Company Common Stock issued upon exercise of the Subject Options shall be considered “Subject Shares”;

WHEREAS, concurrently with the execution and delivery of this Agreement, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”), Parent, Merger Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, (a) Merger Sub will commence a tender offer to acquire all of the outstanding shares of Company Common Stock (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, each of Parent and Merger Sub has required, as a condition to its willingness to enter into and perform its obligations under the Merger Agreement, that Company Stockholder enter into this Agreement, and Company Stockholder has agreed to do so in order to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO TENDER

Section 1.1 Agreement to Tender. Company Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the tenth (10th)

Business Day following the commencement of the Offer, Company Stockholder shall validly and irrevocably tender into the Offer (and deliver any certificates evidencing to the extent such Subject Shares are in certificated form) all of the Subject Shares owned by Company Stockholder on or prior to the tenth (10th) Business Day following the commencement of the Offer, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever that would prevent Company Stockholder from tendering his or her Subject Shares in accordance with this Agreement or otherwise complying with his or her obligations under this Agreement. If Company Stockholder acquires any Subject Shares after the tenth (10th) Business Day following the commencement of the Offer (whether by exercise of a Company Option or otherwise), Company Stockholder shall validly tender into the Offer (and deliver any certificates evidencing to the extent such Subject Shares are in certificated form) such Subject Shares on or prior to the Expiration Time. Company Stockholder agrees that after the Subject Shares are tendered into the Offer, Company Stockholder shall not withdraw the tender of such Subject Shares unless the Offer shall have been terminated prior to the Expiration Time in accordance with the terms of the Merger Agreement, or the Merger Agreement has been terminated in accordance with its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Company Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Authority. Company Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Company Stockholder, enforceable against Company Stockholder in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 2.2 Ownership of Subject Securities. As of the date hereof, Company Stockholder is the record or beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, the Subject Shares and the Subject Options, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act.

Section 2.3 Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Sections 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated by this Agreement and (b) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated by this Agreement or compliance by Company Stockholder with any of the provisions of this Agreement shall (i) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to any third party right of termination, cancellation, amendment or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or (ii) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Company Stockholder, except in each case under clauses (i) and (ii), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder.

Section 2.4 Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Company Stockholder, threatened against or otherwise affecting, Company Stockholder or any of his or her properties or assets (including the Subject Securities) that could reasonably be expected to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder.

Section 2.5 No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company Stockholder.

Section 2.6 Acknowledgement. Company Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Company Stockholder as follows:

Section 3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2 Corporate Authorization; Validity of Agreement; Necessary Action. Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub, and, assuming the due authorization, execution and delivery thereof by Company Stockholder, this Agreement constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and (b) none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement or compliance by each of Parent and Merger Sub with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Parent or Merger Sub, (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or (iii) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Merger Sub, except in each case under clauses (ii) or (iii), where the absence of filing or authorization, conflict, violation, breach or default would not materially impair or materially adversely affect the ability of each of Parent and Merger Sub to perform its obligations hereunder.

ARTICLE IV

COVENANTS OF COMPANY STOCKHOLDER

Company Stockholder covenants and agrees as follows:

Section 4.1 Restriction on Transfer and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement and (c) the termination of this Agreement in accordance with Article V, Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Subject Securities, restricted stock units or any other securities of the Company or any interest therein to any Person, other than pursuant to the Merger Agreement or the Offer or in connection with the exercise of any

Company Options or vesting of any Company restricted stock units (it being understood and agreed that any shares of Company Common Stock issued upon the exercise of Company Options or the vesting of restricted stock units shall be subject to the restrictions set forth in this Section 4.1) or (ii) otherwise take any action that would make any representation or warranty of Company Stockholder contained in this Agreement to be untrue or incorrect in any material respect or that would reasonably be expected to have the effect of impairing, delaying or adversely affecting Company Stockholder from performing Company Stockholder’s obligations under this Agreement.

Section 4.2 Stop Transfer. (a) This Agreement and the obligations hereunder shall attach to the Subject Securities and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder’s successors or assigns and (b) Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Securities, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of the Subject Securities, the transferor shall remain liable for the performance of all of the obligations of Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

Section 4.3 Appraisal Rights. Company Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have (including, without limitation, under Section 262 of the DGCL).

Section 4.4 Additional Securities. In the event Company Stockholder becomes the record or beneficial owner of (a) any shares of Company Common Stock or any other securities of the Company (including, without limitation upon the exercise of any Company Option), (b) any securities which may be converted into or exchanged for such shares or other securities or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), the terms of this Agreement shall apply to any of such Additional Securities as though owned by Company Stockholder on the date of this Agreement, and Company Stockholder shall notify Parent in writing, promptly following such acquisition, of the number and type of any and all such Additional Securities. In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting any of the Subject Securities, then the terms of this Agreement shall apply to such securities immediately following the effectiveness of any such event.

Section 4.5 Documentation and Information. Company Stockholder (a) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of the Subject Securities and the nature of his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer Documents or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; provided that such Offer Document has been prepared in accordance with the terms of the Merger Agreement, and (b) shall promptly provide Parent with any information it may reasonably request for the preparation of any such disclosure documents. Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any respect.

Section 4.6 Public Announcements. Company Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law.

Section 4.7 No Solicitation. Company Stockholder acknowledges and agrees that he or she will be deemed a Representative for purposes of Section 6.5 of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 6.5 of the Merger Agreement applicable to a Representative of the Company as if Company Stockholder was a party to the Merger Agreement.

ARTICLE V

TERMINATION

This Agreement and the covenants and agreements set forth in this Agreement shall terminate automatically (without any further action of the parties) upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Offer Closing and (iii) any modification to the terms of the Offer described in the last sentence of Section 1.1(a) of the Merger Agreement to which the Company has not consented. In the event of termination of this Agreement pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party; provided, that this Article V and Article VI shall survive the termination of this Agreement; provided, further, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state that would cause the application of the laws of any other jurisdiction.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.7 and (d) agrees that it will not bring any action relating to this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of Parent, Merger Sub and Company Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or Company Stockholder in the negotiation, administration, performance and enforcement of this Agreement.

Section 6.2 Specific Performance. Company Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which Parent is entitled at law or in equity. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable Law.

Section 6.3 Stockholder Capacity. Company Stockholder enters into this Agreement solely in his or her capacity as the record or beneficial owner of the Subject Securities. Nothing contained in this Agreement shall limit the rights and obligations of Company Stockholder in his or her capacity as a director or officer of the Company or in Company Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, or in any other capacity whatsoever.

Section 6.4 No Ownership Interest. Except as otherwise provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Company Stockholder.

Section 6.5 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Guarantor, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 6.6 Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Merger Sub and Company Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Article V. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Company Stockholder:

Eric Stang

338 Fletcher Drive

Atherton, CA 94027

Attention:	Eric Stang

Facsimile No.: 510-697-2334

Email: ericbstang@yahoo.com

with copies to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Daniel J. Winnike
Kris S. Withrow

Facsimile No.: (650) 938-5200

If to Parent or Merger Sub, to:

Valeant Pharmaceuticals International

700 Route 202/206

Bridgewater, NJ 08807

Attention:	General Counsel

Facsimile No.: (949) 271-3796

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Stephen F. Arcano, Esq.
Marie L. Gibson, Esq.

Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.8 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “Section” refers to the specified Section of this Agreement. Capitalized terms used but not others defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 6.10 Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.11 Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 6.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.13 Further Assurances. From time to time at the request of Parent, and without further consideration, Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission, electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Robert Chai-Onn
Name: Robert Chai-Onn
Title: Executive Vice President, General Counsel and Corporate

SAPPHIRE SUBSIDIARY CORP.

By:	/s/ Robert Chai-Onn
Name: Robert Chai-Onn
Title: Secretary

[Signature Page to Tender Agreement]

/s/ Eric Stang
Name:	Eric Stang

[Signature Page to Tender Agreement]